Exhibit 99.1

Black Diamond Completes Sale of POC to Investcorp for $65 Million

SALT LAKE CITY, Utah – October 8, 2015 – Black Diamond, Inc. (NASDAQ: BDE) (the “Company” or “Black Diamond”), a global leader of innovative active outdoor performance equipment and apparel, has completed the sale of its equity interest in POC for $65.0 million, subject to customary purchase price adjustments, to Investcorp, a global provider and manager of alternative investment products.

For the twelve months ended December 31, 2014, POC recorded sales of approximately $34.8 million, implying a revenue multiple of approximately 1.9x. Black Diamond originally acquired POC in July 2012 for approximately $44.9 million.

The divestiture completes the Company’s strategic review process initiated in March 2015. Black Diamond plans to maximize shareholder value by focusing its attention on the profitability of both the Black Diamond Equipment and PIEPS brands while redeploying the proceeds of the sale to potentially unrelated and diversifying investments. The Company will provide a full strategic and financial update on its third quarter earnings call in early November 2015.

Black Diamond expects to realize net proceeds of approximately $60.0 million after purchase price adjustments, fees, expenses and taxes. Post-transaction, the Company expects to have approximately $100.0 million in cash, $22.6 million in debt and around $167.0 million in net operating loss carryforwards.

“We would like to thank all of our employees and partners for their work in building POC into one of the most innovative, fastest-growing and hottest brands in the action sports protective gear market,” said Peter Metcalf, CEO of Black Diamond. “We are proud of the reputation POC has built around safety and protection for gravity sport athletes, and are also confident in its bright future under Investcorp’s portfolio, which includes Dainese, the most recognized and respected brand for safety and quality in dynamic sports markets.”

Rothschild Inc. and Robert W. Baird & Co. served as financial advisors, and Kane Kessler, P.C. served as legal advisor to Black Diamond for the divestiture and strategic review process.

About Black Diamond, Inc.

Black Diamond, Inc. is a global leader in designing, manufacturing and marketing innovative active outdoor performance equipment and apparel for climbing, mountaineering, backpacking, skiing and a wide range of other year-round outdoor recreation activities. The Company's principal brands, Black Diamond® and PIEPS™, are iconic in the active outdoor industry and linked intrinsically with the modern history of these sports. Black Diamond is synonymous with performance, innovation, durability and safety that the outdoor and action sport communities rely on and embrace in their active lifestyle. Headquartered in Salt Lake City at the base of the Wasatch Mountains, the Company's products are created and tested on some of the best alpine peaks, slopes, crags, roads and trails in the world. These close connections to the Black Diamond lifestyle enhance the authenticity of the Company's brands, inspire product innovation and strengthen customer loyalty. Black Diamond's products are sold in approximately 50 countries around the world. For additional information, please visit the Company's websites at www.blackdiamond-inc.com, www.blackdiamondequipment.com, or www.pieps.com.

About Investcorp

Investcorp is a leading provider and manager of alternative investment products and is publicly traded on the Bahrain Bourse (INVCORP). The Investcorp Group has offices in Bahrain, New York, London, Saudi Arabia and Abu Dhabi. Investcorp has three business areas: corporate investment in the U.S., Europe and the Gulf, real estate investment in the U.S and global hedge funds. As at June 30, 2015, the Investcorp Group had $10.6 billion in total assets under management (“AUM”), including assets managed by third party managers where Investcorp receives fees calculated on the basis of AUM. Further information is available at www.investcorp.com.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer spending on our products; general economic conditions and other factors affecting consumer confidence; disruption and volatility in the global capital and credit markets; the financial strength of the Company's customers; the Company's ability to implement its growth strategy, including its ability to organically grow each of its historical product lines, its new apparel line and its recently acquired businesses; the Company's ability to successfully integrate and grow acquisitions; the Company’s exposure to product liability or product warranty claims and other loss contingencies; stability of the Company's manufacturing facilities and foreign suppliers; the Company's ability to protect patents, trademarks and other intellectual property rights; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; our ability to utilize our net operating loss carryforwards; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:

Warren B. Kanders

Executive Chairman

Tel 1-203-552-9600

warren.kanders@bdel.com

Investor Relations:

Liolios

Cody Slach

Tel 1-949-574-3860

BDE@liolios.com